Exhibit 99.1

Tel-Instrument Electronics Corp Announces FY 2014 Results And Production Release For Army TS-4530A KITS

East Rutherford, NJ – June 30, 2014 – Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced results for its fourth quarter and fiscal year ended March 31, 2014. The Company reported a 102% increase in annual revenues to $15,828,291 for the year ended March 31, 2014, and net income before taxes of $704,373. For the quarter ended March 31, 2014, the Company reported an increase in sales to $4,504,706 and net income before taxes of $956,709. For the year ended March 31, 2014, operating income increased to $1,363,902 and net income increased to $261,528.

This increase in FY 2014 sales is mostly attributed to the shipment of SETS and KITS for the TS-4530A program against a partial release from the U.S. Army, an increase in revenues for the Company’s legacy products, as well as increase in revenues on the CRAFT program. The year and quarter were also favorably impacted by a contract modification for the ITATS program that entailed the sale of certain Intellectual Property (“IP”) to the U.S. Navy, reimbursement of engineering expenses for product enhancements as well as the discharge of an $800k existing liability.

The Company also announced the receipt of full rate production approval for the U.S. Army TS-4530A KITS with deliveries of about $400k per month to begin in July 2014. The U.S. Army is still working to secure production approval for the complete SETS and this could take several additional months. The Company also plans to start shipping the first Navy ITATS production units starting next week with scheduled deliveries of about $250k per month. The Company continues to ship the AN/USM-708 CRAFT test sets and should complete the shipment of all of the Ship In Place units by August. The commencement of TS-4530A and ITATS volume shipments will augment the Company’s liquidity position as the Company has a substantial amount of the material in-house to commence production.

The Company currently has approximately $10.0 million of existing orders on the CRAFT program, and an option to purchase up to $5.4 million of additional units. The backlog on the TS-4530A program is $19.7 million and $5.6 million on the ITATS program.

As previously announced, the Company is not currently in compliance with certain NYSE-MKT’s (the “Exchange”) listing standards. Based on the information provided by the Company, the Exchange has determined, based on the information provided, and the improved results that the Company had made a reasonable demonstration of its ability to regain compliance. As such, the Company listing is being continued pursuant to an extension and will continue to be monitored against this plan.

Jeff O’Hara, President and Chief Executive Officer of Tel stated, “We are pleased to have made solid progress this last year, with strong revenue growth, a return to modest profitability, and an improved balance sheet. Completing the CRAFT ship in place units this summer will allow us to increase CRAFT shipments including some of the higher priced new orders. While first quarter FY 15 revenues will approximate the year ago levels, we are anticipating further improvements in revenue and profitability for FY 2015 due to the two new programs coming on line next month.”

Investor Conference Call Today at 5 p.m

The Company will host a conference call and webcast today, June 30, 2014 at 5:00 p.m. Eastern Time to discuss the Company’s fiscal fourth quarter and year end 2014 results.

To participate in the call by phone, dial (877) 407-8035 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8035.

To access the live webcast, log onto the Tel-Instrument Electronics’ website at https://www.telinstrument.com/learn-about-telinsturment/investor-relations.html.

A replay of the teleconference will be available until July 30, 2014 and may be accessed by dialing (877) 660-6853. International callers may dial (201) 612-7415.  Callers should use conference ID: 13585727.

We encourage everyone to read our full results of operations contained in our Form 10-K filed on June 30, 2014 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

# # #

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts :

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

 TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Balance Sheets

ASSETS	March 31, 2014	March 31, 2013
Current assets:
Cash	$232,118	$310,297
Accounts receivable, net of allowance for doubtful accounts of $27,282 and $18,940, respectively	2,095,640	557,879
Inventories, net	4,025,391	6,241,181
Prepaid expenses and other current assets	263,592	115,852
Deferred financing costs	108,321	108,321
Deferred tax asset	1,089,538	1,238,421
Total current assets	7,814,600	8,571,951

Equipment and leasehold improvements, net	450,873	587,958
Deferred financing costs – long-term	48,142	156,463
Deferred tax asset – non-current	2,273,068	2,546,190
Other assets	47,670	56,872

Total assets	$10,634,353	$11,919,434

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$718,848	$1,229,643
Capital lease obligations – current portion	53,608	74,508
Accounts payable	2,289,858	4,272,431
Progress billings	775,475	-
Deferred revenues – current portion	37,452	18,460
Accrued expenses - vacation pay, payroll and payroll withholdings	444,238	442,522
Accrued expenses - related parties	123,036	100,536
Accrued expenses – other	919,287	1,425,002
Total current liabilities	5,361,802	7,563,102

Subordinated notes payable – related parties	250,000	250,000
Capital lease obligations – long-term	21,320	76,055
Long-term debt, net of debt discount	596,526	1,134,549
Warrant liability	354,309	198,330
Deferred revenues – long-term	133,650	1,045
Other long-term liabilities	56,100	-

Total liabilities	6,773,707	9,223,081

Commitments and contingencies

Stockholders’ equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 3,251,387 and 3,011,739 shares issued and outstanding, respectively	325,136	301,171
Additional paid-in capital	7,987,100	7,108,300
Accumulated deficit	(4,451,590)	(4,713,118)

Total stockholders’ equity	3,860,646	2,696,353

Total liabilities and stockholders’ equity	$10,634,353	$11,919,434

TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Statements of Operations

	For the years ended March 31,
	2014	2013

Net sales	$15,828,291	$7,827,258

Cost of sales	9,464,404	6,866,036

Gross margin	6,363,887	961,222

Operating expenses:
Selling, general and administrative	3,146,647	2,564,637
Engineering, research and development	1,853,338	2,149,591

Total operating expenses	4,999,985	4,714,228

Income (loss) from operations	1,363,902	(3,753,006)

Other income (expense):
Amortization of debt discount	(104,644)	(129,763)
Amortization of deferred financing costs	(108,321)	(219,662)
Change in fair value of common stock warrants	(114,869)	294,785
Loss on extinguishment of debt	(26,600)	-
Interest income	226	434
Interest expense	(275,321)	(478,939)
Interest expense - related parties	(30,000)	(30,000)

Total other expense	(659,529)	(563,145)

Income (loss) before income taxes	704,373	(4,316,151)

Provision (benefit) for income taxes	442,845	(1,543,580)

Net income (loss)	$261,528	$(2,772,571)

Basic income (loss) per common share	$0.08	$(0.98)
Diluted income (loss) per common share	$0.10	$(0.98)

Weighted average number of shares outstanding
Basic	3,204,028	2,834,257
Diluted	3,228,894	2,834,257